VOTING TRUST AGREEMENT

THIS AGREEMENT made as of the 7th day of February, 2017

BETWEEN:

TRILOGY INTERNATIONAL PARTNERS INC. (formerly
Alignvest Acquisition Corporation), a corporation existing under the laws of British Columbia (“Trilogy Parent”)

- and -

TRILOGY INTERNATIONAL PARTNERS LLC, a limited
liability company existing under the laws of the State of
Washington (“Trilogy Subsidiary”)

- and -

TSX TRUST COMPANY, a trust company incorporated under
the laws of Ontario (the “Trustee”).

WHEREAS in connection with an arrangement agreement (as amended, the “Arrangement Agreement”) dated as of November 1, 2016 between Trilogy Parent and Trilogy Subsidiary, Trilogy Subsidiary agreed to issue Class C units of Trilogy Subsidiary (the “Trilogy Class C Units”) to existing holders of the outstanding units of Trilogy Subsidiary pursuant to a plan of arrangement (the “Arrangement”) under the OBCA (as defined herein);

AND WHEREAS pursuant to the Arrangement Agreement, Trilogy Parent and Trilogy Subsidiary have agreed to execute a voting trust agreement at the effective time of the Arrangement substantially in the form of this Agreement;

AND WHEREAS these recitals and any statements of fact in this Agreement are made by Trilogy Parent and Trilogy Subsidiary and not by the Trustee;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Washington Limited Liability Company Act;

“Affiliate” has the meaning set out in the Trilogy LLC Agreement;

“Arrangement Agreement” has the meaning set out in the recitals to this Agreement;

“Beneficiaries” means the registered holders from time to time of the Trilogy Class C Units;

“Beneficiary Votes” has the meaning set out in Section 4.2;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario are authorized by law to be closed;

“Class Vote Proposal” has the meaning set out in Section 4.1(d) .

“Combined Vote” has the meaning set out in Section 4.1(d) .

“Indemnified Parties” has the meaning set out in Section 8.1;

“Independent Director” has the meaning specified in the Trilogy LLC Agreement on the date hereof, without amendment;

“List” has the meaning set out in Section 4.6;

“Managing Member” has the meaning set out in the Trilogy LLC Agreement and as determined from time to time in accordance with the Trilogy LLC Agreement;

“OBCA” means the Business Corporations Act (Ontario);

“Officer’s Certificate” means, with respect to Trilogy Parent or Trilogy Subsidiary, as the case may be, a certificate signed by any officer or director of Trilogy Parent or the Managing Member of Trilogy Subsidiary or any other person authorized to act on behalf of Trilogy Parent or Trilogy Subsidiary, as the case may be, in each case without personal liability;

“Person” has the meaning set out in the Trilogy LLC Agreement;

“Special Voting Share” means the one special voting share in the capital of Trilogy Parent, which entitles the holder of record to a number of votes at meetings of holders of Trilogy Parent Shares equal to the number of Trilogy Class C Units outstanding from time to time, which share is to be issued to, deposited with, and voted by, the Trustee as described herein;

“Statutory Rights” means the right of a holder of voting shares pursuant to sections 100(4), 105-107, 116(5), 145, 146, 157(1), 246 and 248 of the OBCA, or upon the continuation of Trilogy Parent, from being a corporation existing under the laws of the Province of Ontario to a company existing under the laws of the Province of British Columbia, the right of a holder of voting shares pursuant to sections 46, 48-49, 167, 186, 227 and 233(1) of the Business Corporations Act (British Columbia).

“Subsidiary” has the meaning set out in the Trilogy LLC Agreement;

“Trilogy Class C Units” has the meaning set out in the recitals to this Agreement;

“Trilogy LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement dated February 7, 2017 among Trilogy Subsidiary and its members;

“Trilogy Parent Board of Directors” means the board of directors of Trilogy Parent;

“Trilogy Parent Consent” has the meaning set out in Section 4.2;

“Trilogy Parent Meeting” has the meaning set out in Section 4.2;

“Trilogy Parent Shares” means the common shares in the capital of Trilogy Parent;

“Trilogy Parent Successor” has the meaning set out in Section 10.1;

“Trust” means the trust created by this Agreement under the laws of the Province of British Columbia;

“Trust Estate” means the Special Voting Share, any other securities, and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trustee” means TMX Trust Company and, subject to the provisions of Article 9, includes any successor trustee or permitted assigns; and

“Voting Rights” means the voting rights attached to the Special Voting Share.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement or the Trilogy LLC Agreement means this Agreement or the Trilogy LLC Agreement, as the case may be, as amended, modified, replaced or supplemented from time to time;

(h)

any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)

any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)

whenever any payment to be made hereunder shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other action shall be taken, as the case may be, unless otherwise specifically provided herein, on, or as of, or from a period beginning on or ending on, the next succeeding Business Day.

1.3	Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by and interpreted and enforced in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

1.4	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

ARTICLE 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Special Voting Share in order to enable the Trustee to exercise the Voting Rights and the Statutory Rights, in each case as Trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3
SPECIAL VOTING SHARE

3.1	Issue and Ownership of the Special Voting Share

Trilogy Parent has issued to and shall deposit with the Trustee the Special Voting Share, and the Trustee shall acknowledges the delivery of the certificate representing such share, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries in accordance with the provisions of this Agreement. Trilogy Parent hereby acknowledges receipt from SG Enterprises II, LLC, for and on behalf of the Beneficiaries, of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by Trilogy Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall have control and the exclusive administration of the Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Share provided that the Trustee shall:

(a)	hold the Special Voting Share and all the rights related thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)

except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share, and the Special Voting Share shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Share) other than the purposes for which the Trust is created pursuant to this Agreement.

3.2	Notification of Beneficiaries

Promptly after the date hereof, Trilogy Parent will provide each of the Beneficiaries with written notice of their right to the exercise of, in accordance with the terms of this Agreement, the Voting Rights and the Statutory Rights in respect of the Trilogy Class C Units owned by the Beneficiaries.

3.3	Safe Keeping of Certificates

The certificate representing the Special Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote the Special Voting Share in person or by proxy on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Trilogy Parent at a Trilogy Parent Meeting and the right to consent in connection with a Trilogy Parent Consent; provided, that neither the Trustee nor any representative of the Trustee shall be required to attend any Trilogy Parent Meeting in person in order to exercise the Trustee’s voting rights hereunder. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.15:

(a)

the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Trilogy Parent Meeting is held or a Trilogy Parent Consent is sought;

(b)

to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights;

(c)

without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the number of Trilogy Class C Units outstanding at the relevant time; and

(d)

notwithstanding Sections 4.1(a), 4.1(b) and 4.1(c), in the event that under applicable law any matter requires the approval of the holder of record of the Special Voting Share, voting separately as a class (but for greater certainty, excluding any matter upon which only the Trilogy Parent Shares are entitled to vote as a separate class under applicable law), the Trustee shall, in respect of such vote, exercise all Voting Rights: (i) in favour of the relevant matter where the result of the vote of the holders of the Trilogy Parent Shares and the Special Voting Share, voting together if they were as a single class on such matter (a “Combined Vote”), would be the approval of such matter; and (ii) against the relevant matter where the result of the Combined Vote would be against the relevant matter; provided that, in the event of a vote on a proposal to amend the articles of Trilogy Parent or to take any other action that would: (x) effect an exchange, reclassification, cancellation or other modification which could adversely affect the Special Voting Share or the rights thereunder or (y) add, change, amend, modify or remove in any respect the rights, privileges, restrictions or conditions attached to the Special Voting Share (any of the foregoing actions described in clauses (x) or (y), a “Class Vote Proposal”), in each case, then the Special Voting Share shall be entitled to vote separately as a class and the Trustee shall exercise all Voting Rights for or against the Class Vote Proposal based on whether a majority of the Beneficiary Votes on which it has received instructions to cast votes is for or against such Class Vote Proposal.

4.2	Number of Votes

With respect to all meetings of shareholders of Trilogy Parent at which holders of Trilogy Parent Shares are entitled to vote (each, an “Trilogy Parent Meeting”) and with respect to all written consents sought from shareholders of Trilogy Parent including the holders of Trilogy Parent Shares (each, an “Trilogy Parent Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Special Voting Share which is equal to that number of votes which would attach to the Trilogy Parent Shares receivable upon the exchange of the Trilogy Class C Units owned of record by such Beneficiary on the record date established by Trilogy Parent or by applicable law for such Trilogy Parent Meeting or Trilogy Parent Consent, as the case may be (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Trilogy Parent Meeting or in connection with such Trilogy Parent Consent.

4.3	Mailings to Shareholders

With respect to each Trilogy Parent Meeting and Trilogy Parent Consent, the Trustee will promptly mail or cause to be mailed (or otherwise communicate in the same manner as Trilogy Parent utilizes in communications to holders of Trilogy Parent Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee), at the expense of Trilogy Subsidiary, to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Trilogy Parent to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy circular or information statement, to be provided to shareholders of Trilogy Parent;

(b)

a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Trilogy Parent Meeting or Trilogy Parent Consent or, pursuant to Section 4.7, to attend such Trilogy Parent Meeting;

(c)	a statement as to the manner in which such instructions may be given to the Trustee

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised by the Trustee;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)

a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of an Trilogy Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Trilogy Parent, and the materials referred to in Sections 4.3(c) (statement as to the manner in which instructions may be given), 4.3(e) (form of direction) and 4.3(f) (statement of the time and date by which instructions must be received) shall be subject to reasonable comment by the Trustee in a timely manner.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Trilogy Parent Meeting or Trilogy Parent Consent, the number of Trilogy Class C Units owned of record by the Beneficiary shall be determined at the close of business on the record date established by Trilogy Parent or by applicable law for purposes of determining shareholders entitled to vote at such Trilogy Parent Meeting or entitled to give consent in connection with such Trilogy Parent Consent. Trilogy Parent will provide written notice to the Trustee of any decision of the Trilogy Parent Board of Directors with respect to the calling of any Trilogy Parent Meeting or the seeking of any Trilogy Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

Trilogy Parent will deliver to the Trustee copies of all proxy materials (including notices of Trilogy Parent Meetings but excluding proxies to vote Trilogy Parent Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Trilogy Parent Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Trilogy Parent Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Trilogy Subsidiary, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Trilogy Parent) received by the Trustee from Trilogy Parent and the Trustee will use its best efforts to mail or otherwise send such materials contemporaneously with the sending of such materials to holders of Trilogy Parent Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Special Voting Share and made available by Trilogy Parent generally to the holders of Trilogy Parent Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Trilogy Parent.

4.5	Other Materials

As soon as reasonably practicable after receipt by Trilogy Parent or shareholders of Trilogy Parent (if such receipt is known by Trilogy Parent) of any material sent or given by or on behalf of a third party to holders of Trilogy Parent Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Trilogy Parent shall, at Trilogy Subsidiary’s expense, obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter, at Trilogy Subsidiary’s expense. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Trilogy Subsidiary, copies of all such materials received by the Trustee from Trilogy Parent. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto copies of all such materials.

4.6	List of Persons Entitled to Vote

Trilogy Subsidiary shall (a) prior to each annual, general and special Trilogy Parent Meeting or the seeking of any Trilogy Parent Consent from the holders of Trilogy Parent Shares and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Trilogy Class C Units held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an Trilogy Parent Meeting or a Trilogy Parent Consent, at the close of business on the record date established by Trilogy Parent or pursuant to applicable law for determining the holders of Trilogy Parent Shares entitled to receive notice of and/or to vote at such Trilogy Parent Meeting or to give consent in connection with such Trilogy Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by Trilogy Subsidiary of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement.

4.7	Entitlement to Direct Votes

Any Beneficiary named in the List prepared in connection with any Trilogy Parent Meeting or Trilogy Parent Consent will be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)

In connection with each Trilogy Parent Meeting and Trilogy Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the written instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)

Subject to the receipt of instructions pursuant to Section 4.3, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Trilogy Parent Meeting.

(c)

In the event that a Beneficiary elects to attend an Trilogy Parent Meeting or any other meeting of Trilogy Parent shareholders, Trilogy Parent and the Trustee shall permit such attendance and take all actions reasonably necessary in connection therewith. The Beneficiary shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Trilogy Parent utilizes in communications to holders of Trilogy Parent Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the current List. Trilogy Subsidiary shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to Beneficiary Votes in respect of a Trilogy Class C Unit, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by such Beneficiary to Trilogy Parent, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately, upon the redemption of such Trilogy Class C Unit pursuant to the Trilogy LLC Agreement or the dissolution of Trilogy Subsidiary pursuant to the Trilogy LLC Agreement or the Act.

ARTICLE 5
BENEFIT OF STATUTORY RIGHTS

5.1	Statutory Rights

Wherever and to the extent that the applicable corporate statute confers a Statutory Right, Trilogy Parent acknowledges and agrees that the Beneficiaries are entitled to the benefit of such Statutory Right through the Trustee, as the holder of record of the Special Voting Share.

5.2	Entitlement to Direct Exercise of Statutory Right

Upon the written request of a Beneficiary delivered to the Trustee, provided that such Beneficiary is named in the most recent List delivered by Trilogy Subsidiary to the Trustee, Trilogy Parent and the Trustee shall cooperate to facilitate the exercise of such Statutory Right on behalf of the Beneficiary entitled to instruct the Trustee as to the exercise thereof, such exercise of the Statutory Right to be treated, to the maximum extent possible and without duplication, on the basis that such Beneficiary was the registered owner of the Trilogy Parent Shares receivable upon the exchange of the Trilogy Class C Unit owned of record by such Beneficiary.

5.3	List of Persons Entitled to Exercise Statutory Rights

Trilogy Subsidiary shall, forthwith upon each request made at any time by the Trustee in writing in connection with a requested exercise of a Statutory Right pursuant to Section 5.2, prepare or cause to be prepared a List at the close of business on the date specified by the Trustee in such request. Each such List shall be delivered to the Trustee promptly after receipt by Trilogy Subsidiary of such request.

5.4	Termination of Statutory Rights

All of the rights of a Beneficiary with respect to the Statutory Rights in respect of a Trilogy Class C Unit shall be deemed to be surrendered by such Beneficiary to Trilogy Parent and such Statutory Rights shall cease immediately upon the redemption of such Trilogy Class C Unit pursuant to the Trilogy LLC Agreement or the dissolution of Trilogy Subsidiary pursuant to the Trilogy LLC Agreement or the Act.

ARTICLE 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Special Voting Share from Trilogy Parent as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	exercising the Statutory Rights in accordance with the provisions of this Agreement;

(e)	holding title to the Trust Estate;

(f)	investing any monies forming, from time to time, a part of the Trust Estate in the manner approved by Trilogy Parent and Trilogy Subsidiary in writing;

(g)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Trilogy Parent and Trilogy Subsidiary under this Agreement; and

(h)	taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all Persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Trilogy Parent and Trilogy Subsidiary that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 45 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Supreme Court of British Columbia for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

Trilogy Parent and Trilogy Subsidiary irrevocably authorize the Trustee, from time to time, to:

(a)

consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Trilogy Class C Units and Trilogy Parent Shares; and

(b)

requisition, from time to time, from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

Trilogy Parent and Trilogy Subsidiary irrevocably authorize their respective registrars and transfer agents to comply with all such requests.

6.4	Books and Records

The Trustee shall keep available for inspection by Trilogy Parent and Trilogy Subsidiary at the Trustee’s principal office in Toronto, Ontario correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries. On or before January 15 in every year, so long as the Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to Trilogy Parent and Trilogy Subsidiary a brief report, dated as of the preceding December 31 with respect to:

(a)	the property and funds comprising the Trust Estate as of that date; and

(b)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Trilogy Parent or Trilogy Subsidiary). If requested by the Trustee, Trilogy Parent or Trilogy Subsidiary shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee adequate funding or security and an indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that, subject to Section 6.15, no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Share pursuant to Article 4. None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy under or pursuant to this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights or the Statutory Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

Trilogy Parent and/or Trilogy Subsidiary shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Trilogy Parent and/or Trilogy Subsidiary or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Statutory Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Trilogy Parent and/or Trilogy Subsidiary promptly if and when:

(a)	such evidence is required by any other Section of this Agreement to be furnished to the Trustee; or

(b)

the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Trilogy Parent and/or Trilogy Subsidiary written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Trilogy Parent and/or Trilogy Subsidiary or a statutory declaration or a certificate made by Persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Statutory Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Trilogy Parent and/or Trilogy Subsidiary, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other Person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Trilogy Parent and/or Trilogy Subsidiary, it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the Person giving the evidence:

(a)	declaring that he or she has read and understands the provisions of this Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he or she based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he or she has made such examination or investigation as he or she believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisors and Agents

The Trustee may:

(a)

in relation to these presents act and rely on the opinion or advice of or information obtained from any legal counsel, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Trilogy Parent and/or Trilogy Subsidiary or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)

retain or employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

The Trustee may retain any cash balance held in connection with this Agreement and may, but need not, hold the same in its deposit department or the deposit department of one of its Affiliates. The Trustee and its Affiliates shall not be liable to account for any profit to any Person.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Trilogy Parent and/or Trilogy Subsidiary or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14	Authority to Carry on Business

The Trustee represents to Trilogy Parent and Trilogy Subsidiary that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights and the Statutory Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 45 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Trilogy Class C Units, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Trilogy Class C Units, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights or Statutory Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any Person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)

the rights of all adverse claimants with respect to the Voting Rights or Statutory Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)

all differences with respect to the Voting Rights or Statutory Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various Persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Privacy

The parties acknowledge that the Trustee may, in the course of providing services hereunder, collect or receive financial or other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)	to provide the services required under this Agreement and other services that may be requested from time to time;

(b)	to help the Trustee manage its servicing relationships with such individuals;

(c)	to meet the Trustee’s legal and regulatory requirements; and

(d)	if Social Insurance Numbers are collected by the Trustee, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Trustee may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Trustee shall make available on its website or upon request, including revisions thereto. Further, each party agrees that it shall not provide or cause to be provided to the Trustee any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

6.18	Anti-money Laundering

Each party to this Agreement (in this paragraph referred to as a “representing party”), other than the Trustee, hereby represents to the Trustee that any account to be opened by, or interest to held by, the Trustee in connection with this Agreement, for or to the credit of such representing party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Trustee a Declaration, in the Trustee’s prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party. The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days’ written notice to the other parties to this Agreement, provided (i) that Trustee’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Trustee’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

ARTICLE 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Trilogy Subsidiary agrees to pay the Trustee reasonable compensation for its services under this Agreement and to reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Trilogy Subsidiary shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted fraudulently, in bad faith or with negligence or wilful misconduct.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

Trilogy Parent and Trilogy Subsidiary jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust or its compliance with its duties set forth in this Agreement or any written or oral instruction delivered to the Trustee by Trilogy Parent or Trilogy Subsidiary pursuant hereto.

In no case shall Trilogy Parent or Trilogy Subsidiary be liable under this indemnity for any claim against any of the Indemnified Parties unless Trilogy Parent and Trilogy Subsidiary shall be notified in writing by the Trustee of the assertion of a claim or of any action commenced against the Indemnified Parties promptly after any of the Indemnified Parties shall have received a written assertion of such a claim. Trilogy Parent and Trilogy Subsidiary shall be entitled to participate at their own expense in the defence and, if Trilogy Parent and Trilogy Subsidiary so elect at any time after receipt of such notice, subject to (ii) below, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Trilogy Parent or Trilogy Subsidiary; or (ii) the named parties to any such suit include both the Trustee and Trilogy Parent or Trilogy Subsidiary and the Trustee shall have been advised by counsel acceptable to Trilogy Parent or Trilogy Subsidiary that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Trilogy Parent or Trilogy Subsidiary and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Trilogy Parent and Trilogy Subsidiary shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

Trilogy Subsidiary agrees to indemnify and hold harmless Trilogy Parent against all amounts paid by Trilogy Parent to any Indemnified Party pursuant to the provisions of this Article 8. This indemnity shall survive the termination of this Agreement.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Trilogy Parent and Trilogy Subsidiary specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Trilogy Parent and Trilogy Subsidiary otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Trilogy Parent and Trilogy Subsidiary shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Trilogy Parent and Trilogy Subsidiary shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Trilogy Parent and Trilogy Subsidiary, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Trilogy Parent and Trilogy Subsidiary and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. The trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Trilogy Parent, Trilogy Subsidiary and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Trilogy Parent and Trilogy Subsidiary shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Trilogy Parent or Trilogy Subsidiary shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Trilogy Parent and Trilogy Subsidiary.

ARTICLE 10
TRILOGY PARENT SUCCESSORS

10.1	Successor in the Event of Combination, etc.

In connection with any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of the undertaking, property and assets of Trilogy Parent would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, either (i) such other Person or continuing corporation (herein called the “Trilogy Parent Successor”), by operation of law, shall become, without more, bound by the terms and provisions of this Agreement, or (ii) if not so bound, shall execute, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) to evidence the assumption by the Trilogy Parent Successor of liability for all monies payable and property deliverable hereunder and the covenant of such Trilogy Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Trilogy Parent under this Agreement.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Trilogy Parent Successor and Trilogy Subsidiary shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Trilogy Parent Successor shall possess and from time to time may exercise each and every right and power of Trilogy Parent under this Agreement in the name of Trilogy Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by Trilogy Parent, the Trilogy Parent Board of Directors or any officers of Trilogy Parent shall be done and performed with like force and effect by such Trilogy Parent Successor or the directors or officers of such Trilogy Parent Successor.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Sections 11.3 this Agreement may not be amended or modified except by an agreement in writing executed by Trilogy Parent, the Independent Directors, and the Trustee and consented to by the Beneficiaries holding greater than fifty percent (50%) of the Trilogy Class C Units. The Trustee shall execute and deliver a trust agreement or other instruments supplemental hereto to give effect to any such amendment or modification executed by Trilogy Parent and Trilogy Subsidiary, and so consented to by the Beneficiaries holding greater than fifty percent (50%) of the Trilogy Class C Units, provided that such agreement does not adversely affect the rights, duties, liabilities or immunities of the Trustee hereunder.

11.2	Meeting to Consider Amendments

Trilogy Subsidiary or Trilogy Parent, for the purpose of obtaining the consent to any proposed amendment or modification requiring consent pursuant hereto, shall either (a) cause a meeting or meetings of the Beneficiaries to be held for the purpose of obtaining such consent, or (b) otherwise obtain such consent by the written consent of the requisite Beneficiaries in accordance with the Trilogy LLC Agreement.

11.3	Changes in Capital of Trilogy Parent and Trilogy Subsidiary

At all times after the occurrence of any event contemplated pursuant to Section 4.6 of the Trilogy LLC Agreement or otherwise, as a result of which either Trilogy Parent Shares or the Trilogy Class C Units or both are in any way changed, but for greater certainty, excluding any redemption of Trilogy Class C Units in accordance with their terms, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities or equity interests into which Trilogy Parent Shares or the Trilogy Class C Units or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement or other instruments supplemental hereto giving effect to and evidencing such necessary amendments and modifications.

ARTICLE 12
TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Trilogy Class C Units are held by any Beneficiary; and

(b)	21 years after the death of the last surviving issue of Her Majesty Queen Elizabeth II alive on the date of the creation of the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Trilogy Class C Units outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13
GENERAL

13.1	Waivers

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right..

13.2	Assignment

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any party without the prior written consent of the other parties.

13.3	Successors and Assigns

This Agreement becomes effective only when executed by the parties. After that time, it will be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

13.4	Notices

(a)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to Trilogy Parent or Trilogy Subsidiary, at:

Suite 400
155 108th Avenue NE
Bellevue, Washington, USA
98004

Attention:	Scott Morris
Fax No.:	425-458-5999

(ii)	if to the Trustee, at:

TSX Trust Company
200 University Ave, Suite 300
Toronto, Ontario
M5H 4H1

Attention:	Vice President, Trust Services
Fax No.:	416-361-0470

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 13.4.

13.5	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the most recent List delivered by Trilogy Subsidiary to the Trustee and in any manner permitted by the Trilogy LLC Agreement in respect of notices to members and shall be deemed to be received (if given or sent in such manner) at the time specified in the Trilogy LLC Agreement, the provisions of which shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.6	Force Majeure

Except for the payment obligations of Trilogy Subsidiary contained herein, none of the parties shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, strikes, lockouts, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

13.7	Third Party Beneficiaries.

Except for the Beneficiaries and the Indemnified Parties (with respect to Section 8.1 only), the parties hereto intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the parties hereto, and that no Person, other than the parties hereto, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

13.8	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRILOGY INTERNATIONAL PARTNERS
INC.

by	/s/ Scott Morris
Authorized Signing Officer

TRILOGY INTERNATIONAL PARTNERS
LLC, by its managing member, TRILOGY
INTERNATIONAL PARTNERS
HOLDINGS (U.S.) INC.

by	/s/ Scott Morris
Authorized Signing Officer

TSX TRUST COMPANY

by	/s/ Kathy Thorpe
Authorized Signing Officer

by	/s/ Donald Crawford
Authorized Signing Officer

Signature Page to Voting Trust Agreement